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     Filed with the Securities and Exchange Commission on December 19, 1997.

                                                 Registration No. 333-________.

===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   ------------------------------------------


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                   ------------------------------------------


                          WORTHINGTON INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                             31-4407637
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                    1205 DEARBORN DRIVE, COLUMBUS, OHIO 43085
          (Address of principal executive offices, including zip code)

           WORTHINGTON INDUSTRIES, INC. 1997 LONG-TERM INCENTIVE PLAN
                            (Full title of the Plan)
                             DALE T. BRINKMAN, ESQ.
                               1205 DEARBORN DRIVE
                              COLUMBUS, OHIO 43085
                     (Name and address of agent for service)

                                 (614) 438-3001
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
 Title of securities      Amount to be         Proposed maximum           Proposed maximum            Amount of
   to be registered        registered           offering price           aggregate offering          registration
                                                 per unit (1)                 price (1)                  fee
-------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01
      par value             4,500,000               $16.00                   $72,000,000              $21,240.00
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee; pursuant to Rules 457 (c) and 457(h) promulgated under the Securities Act of 1933 and computed on the basis of $16.00 per share, which is the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Stock Market on December 18, 1997.
===============================================================================
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               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

         The following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

                  (a) Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1997, filed pursuant to the Securities Exchange Act of 1934 (the "1934 Act");

                  (b) All documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the 1934 Act after May 31, 1997 and prior to the termination of the offering contemplated by the Worthington Industries, Inc. 1997 Long-Term Incentive Plan.

                  (c) The description of the Common Stock of Registrant contained in Registrant's Registration Statement on Form 8-B (File No. 0-4016) filed on January 5, 1987.

         Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.
-----------------------------------

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------

         Dale T. Brinkman is the General Counsel and Assistant Secretary of the Registrant and is an employee eligible to participate in the Worthington Industries, Inc. 1997 Long-Term Incentive Plan. As of December 15, 1997, Mr. Brinkman owned 18,002 shares of Common Stock of the Registrant and held options to purchase 30,750 additional shares at various prices, including options to purchase 7,000 shares under the Long-Term Incentive Plan which are not yet exercisable.


Item 6.  Indemnification of Directors and Officers.
---------------------------------------------------

         As permitted by Delaware law, Article V of the Registrant's Bylaws provides that the Registrant must indemnify officers and directors against any pending or threatened action (whether criminal, civil, administrative, or investigative) brought against them because they are officers and directors of the Registrant if (1) they acted in good faith and reasonably believed their actions to be in the best interest of the Registrant, and (2) in criminal proceedings, they had

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no reasonable cause to believe that their conduct was unlawful. In addition, the provisions of Article V require the Registrant to advance expenses on behalf of officers and directors in defending lawsuits if they agree in writing to repay such amounts if they are not successful in the litigation. The indemnification provisions forbid the Registrant to indemnify an officer or director if such person is adjudged to be liable to the Registrant for gross negligence or intentional misconduct, unless a court concludes that such person is entitled to indemnity. The determination that directors or officers acted in good faith and reasonably believed their actions to be in the best interest of the Registrant must be made by disinterested directors, independent legal counsel, shareholders or a court. The Bylaws provisions also permit an officer or director, even if he has not met the applicable standards, to be indemnified if a court, in view of all of the circumstances, concludes that it would be fair and reasonable to give the person the protection of the indemnification provisions.

         The Board of Directors of the Registrant has in the past and may in the future maintain insurance to insure its present or former directors, officers, and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other acts done by reasons of their being such directors, officers or employees of the Registrant.


Item 7.  Exemption from Registration Claimed.
---------------------------------------------

         Not applicable.


Item 8.  Exhibits.
------------------

         (a) Exhibits. The following exhibits are filed herewith and made a part hereof:

         4(a) Certificate of Incorporation of Worthington Industries, Inc. (incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q for the Quarter ended August 31,
                  1994).

         4(b) Bylaws of Worthington Industries, Inc. (incorporated by reference to Exhibit 3(b) of the Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1992).

         5 Opinion of Dale T. Brinkman, General Counsel of the Company, as to the validity of the securities being registered.

         10 Worthington Industries, Inc. 1997 Long-Term Incentive Plan. (incorporated by reference to Exhibit B of Registrant's Definitive Proxy Statement for its September 18, 1997 Annual Meeting of Shareholders).

         23(a)    Consent of Independent Auditors.

         23(b)    Consent of Counsel (included in Exhibit 5)

         24       Powers of Attorney

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Item 9.  Undertakings.
----------------------

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that the undertakings set forth in paragraphs
         (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this
Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for

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indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on December 19, 1997.

                                   WORTHINGTON INDUSTRIES, INC.



                                   By:  /s/Donald G. Barger, Jr.
                                      ---------------------------------------
                                      Donald G. Barger, Jr.
                                      Vice President, Chief Financial Officer

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Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

         *                                  *                                  *
--------------------------         --------------------------         --------------------------
John H. McConnell                  John P. McConnell                  Donal H. Malenick
Director, Chairman                 Director, Chairman of the          Director, President, Chief
Emeritus                           Board, Chief Executive             Operating Officer
                                   Officer


         *                          /s/Donald G. Barger, Jr.                   *
--------------------------         --------------------------         --------------------------
Pete A. Klisares                   Donald G. Barger, Jr.              Charles D. Minor
Director, Assistant to             Vice President-Finance,            Director, Secretary
Chairman                           Chief Financial Officer


                                            *                                  *
--------------------------         --------------------------         --------------------------
John B. Blystone                   Charles R. Carson                  William S. Dietrich, II
Director                           Director                           Director


         *                                                                     *
--------------------------         --------------------------         --------------------------
John F. Havens                     Peter Karmanos, Jr.                Katherine S. LeVeque
Director                           Director                           Director


         *                                  *                                  *
--------------------------         --------------------------         --------------------------
Robert B. McCurry                  Gerald B. Mitchell                 James Petropoulos
Director                           Director                           Director


*By:  /s/Donald G. Barger, Jr.               Date: December 19, 1997
    ---------------------------                    -----------------
      Donald G. Barger, Jr.,
      Attorney-In-Fact

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